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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  Exhibit 11

COMPUTATION OF PER COMMON SHARE EARNINGS

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
                                                               SIX MONTHS ENDED JUNE 30,

                                                           1997           1996         1995
                                                           ----           ----         ----
PRIMARY

 Net income applicable to common shares                 ($9,032,491)   $1,016,698   $3,289,676
                                                        ===========    ==========   ==========
 Weighted average number of primary common shares:
  Outstanding                                             5,986,608     5,988,327    5,966,425
  Issuable upon assumed exercise of dilutive warrants             0        30,808       52,909
                                                        -----------    ----------   ----------
     TOTAL                                                5,986,608     6,019,135    6,019,334
                                                        ===========    ==========   ==========

Primary earnings per common share                         ($1.51)        $0.169       $0.547
                                                          =======        ======       ======


FULLY DILUTED
 Net income applicable to common shares                 ($9,032,491)   $1,016,698   $3,289,676
 Add interest and amortization of debentures
  (net of tax)                                              145,530       183,051      194,436
                                                        -----------    ----------   ----------
     TOTAL                                              ($8,886,961)   $1,199,749   $3,484,112
                                                        ===========    ==========   ==========
 Weighted average number of primary common shares:
  Outstanding                                             5,986,608     5,988,327    5,966,425
  Increase to assumed exercise of stock options and
   conversion of convertible debt to reflect maximum
   dilution effect                                          653,333       778,197      955,728
                                                        -----------    ----------   ----------
     TOTAL                                                6,639,941     6,766,524    6,922,153
                                                        ===========    ==========   ==========


 Fully diluted earnings per common share                  ($1.51)        $0.169       $0.503
                                                          =======        ======       ======
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